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                                                                    Exhibit 99.2


PERSONAL AND CONFIDENTIAL

May 15, 1997

Board of Directors
Portland General Corporation
121 S.W. Salmon Street
World Trade Center
Portland, OR 97204

Re:Registration Statement on Form S-4 of Enron Corp. ("Enron") and Enron Oregon Corp., a wholly-owned subsidiary of Enron ("New Enron") relating to Common Stock being registered in connection with the proposed combination of Portland General Corporation ("PGC") and Enron pursuant to the Agreement and Plan of Merger dated as of July 20, 1996, as amended and restated as of September 24, 1996 and as amended on April 14, 1997.

Gentlemen and Mesdames:

Reference is made to our opinion letter to be dated the date of the Proxy Statement/Prospectus included in the above mentioned Registration Statement, with respect to the fairness to the holders (other than Enron or any of its subsidiaries) of the outstanding shares of Common Stock, par value $3.75 per share, of PGC of the exchange ratio to be used in connection with the proposed combination of PGC and Enron pursuant to the Agreement and Plan of Merger dated as of July 20, 1996, as amended and restated as of September 24, 1996 and as amended on April 14, 1997 by and among Enron, PGC and New Enron.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of PGC in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that PGC has determined to include our opinion in the above-referenced Registration Statement.
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Portland General Corporation
May 15, 1997
Page Two



In that regard, we hereby consent to the reference to the opinions of our Firm under the captions "SUMMARY -- The Mergers and the Amended Merger Agreement -- Opinion of PGC Financial Advisor", "THE MERGERS -- Background of the Mergers", "THE MERGERS -- Reasons for the Mergers; Recommendation of the PGC Board of Directors" and "THE MERGERS -- Opinion of PGC Financial Advisor" in the Proxy Statement/Prospectus included in the above mentioned Registration Statement, to the inclusion of the foregoing opinion in such Proxy Statement/Prospectus and to the reference to the opinion of our firm in the cover letter to PGC shareholders accompanying such Proxy Statement/Prospectus. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors rely upon such opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange commission thereunder.

Very truly yours,



/s/ GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)